Exhibit 23.11

BMRC Geomining Solutions LLP

C-20, Kanpur - Lucknow Rd, Hind Nagar,

Sector Cl, LDA Colony, Lucknow,

Uttar Pradesh

226012, India

Dear Sirs/Mesdames:

RE: United States Securities and Exchange Commission reporting of 2020 Mineral Reserves

I hereby consent to;

a.	BMRC Geomining Solutions LLP being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2020 (the "2020 20-F") as having prepared the 2020 iron ore reserve estimates on ArcelorMittal's property Thakurani Iron Ore Mine in India, and

b.	the incorporation by reference of the 2020 20-F into this Registration Statement on Form F-3.

For and on behalf of mining consulting firm BMRC Geomining Solutions LLP.

/s/ Ravindra Sharma	/s/ Jozef Cisovsky

Project Director	Project Manager

Ravindra Sharma	Jozef Cisovsky
Managing Director, Principal Consultant	Principal Consultant

Date: 13th April 2021	Date: 13th April 2021